                          FIRST OTTAWA BANCSHARES, INC.

                           OFFER TO PURCHASE FOR CASH

                           UP TO 87,719 SHARES OF ITS
                     COMMON STOCK, PAR VALUE $1.00 PER SHARE

                         AT $57.00 NET PER SHARE IN CASH

                     --------------------------------------

                THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS
               EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON MONDAY,
                 JANUARY 10, 2000, UNLESS THE OFFER IS EXTENDED.

                     --------------------------------------

         First Ottawa Bancshares, Inc., a Delaware corporation (the "Company"), invites its stockholders to tender up to 87,719 shares of its Common Stock, par value $1.00 per share (the "Shares"), at a price, net to the seller in cash, without interest thereon, of $57.00 per Share (the "Purchase Price"), upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (which together constitute the "Offer"). Record holders of Shares as of December 1, 1999 who sell Shares pursuant to the Offer will be entitled to receive the regular semi-annual dividend of $1.00 per Share and the special dividend of $1.00 per Share which are payable on January 1, 2000. See Section 8.

         The Company will purchase all Shares validly tendered and not withdrawn on or prior to the Expiration Date (as defined in Section 1), upon the terms and subject to the conditions of the Offer, including the provisions relating to proration and conditional tenders described herein. The Purchase Price will be paid in cash, net to the seller, without interest thereon, with respect to all Shares purchased. Shares not purchased because of proration and Shares that were conditionally tendered and not accepted for purchase will be returned.

                     --------------------------------------

         THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

                     --------------------------------------

         THE BOARD OF DIRECTORS HAS APPROVED THE OFFER. NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS, HOWEVER, MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER ALL OR ANY SHARES. THE COMPANY HAS BEEN ADVISED THAT CERTAIN OF ITS DIRECTORS AND EXECUTIVE OFFICERS INTEND TO TENDER UP TO AN AGGREGATE 1,500 SHARES PURSUANT TO THE OFFER. EACH STOCKHOLDER MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.


             The date of this Offer to Purchase is December 6, 1999

                                    IMPORTANT

         Any stockholder desiring to tender all or any portion of his or her Shares should either (1) complete and sign the Letter of Transmittal or facsimile thereof in accordance with the Instructions to the Letter of Transmittal, mail or deliver it and any other required documents to The First National Bank of Ottawa (the "Depositary"), and either mail or deliver the certificates representing Shares to be tendered to the Depositary along with the Letter of Transmittal or deliver such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 or (2) request his or her broker, dealer, commercial bank, trust company or nominee to effect the transaction for him or her. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or nominee must contact such broker, dealer, commercial bank, trust company or nominee if he or she desires to tender such Shares.

         Questions and requests for assistance or for additional copies of this Offer to Purchase or the Letter of Transmittal may be directed to the Company at its address and telephone number indicated on the last page of this Offer to Purchase.

         NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER STOCKHOLDERS SHOULD TENDER SHARES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                                                 TABLE OF CONTENTS

Section                                                                                     Page
-------                                                                                     ----
     INTRODUCTION..............................................................................1
1.   NUMBER OF SHARES; PRORATION...............................................................2
2.   TENDERS BY HOLDERS OF FEWER THAN 100 SHARES...............................................3
3.   PROCEDURE FOR TENDERING SHARES............................................................4
4.   WITHDRAWAL RIGHTS.........................................................................6
5.   ACCEPTANCE FOR PAYMENT OF SHARES AND PAYMENT OF
       PURCHASE PRICE..........................................................................7
6.   CONDITIONAL TENDER OF SHARES..............................................................9
7.   CERTAIN CONDITIONS OF THE OFFER...........................................................9
8.   PRICE OF SHARES; VALUATION OPINION.......................................................11
9.   BACKGROUND; PURPOSE OF THE OFFER; CERTAIN EFFECTS OF
       THE OFFER..............................................................................12
10.  CERTAIN INFORMATION CONCERNING THE COMPANY...............................................13
11.  SOURCE AND AMOUNT OF FUNDS...............................................................15
12.  INTEREST OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES......15
13.  EFFECTS OF THE OFFER ON THE MARKET FOR SHARES............................................16
14.  CERTAIN LEGAL MATTERS; REGULATORY APPROVALS..............................................16
15.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES..................................................16
16.  EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS......................................20
17.  FEES AND EXPENSES........................................................................21
18.  MISCELLANEOUS............................................................................22

     SCHEDULE A   HISTORICAL FINANCIAL INFORMATION...........................................A-1
     SCHEDULE B   PRO FORMA FINANCIAL INFORMATION............................................B-1
     SCHEDULE C   OPINIOIN OF ALEX SHESHUNOFF & CO. INVESTMENT BANKING.......................C-1

                                     SUMMARY

         This general summary is provided solely for the convenience of holders of Shares and is qualified in its entirety by reference to the full text of and the more specific details contained in this Offer to Purchase and the related Letter of Transmittal and any amendments hereto and thereto. Capitalized terms used in this summary without definition shall have the meaning ascribed to such terms in this Offer to Purchase.

The Company....................     First Ottawa Bancshares, Inc., a Delaware
                                    corporation with principal executive offices
                                    at 701-705 LaSalle Street, P.O. Box 657,
                                    Ottawa, Illinois 61350.
The Shares.....................     Shares of the Company's Common Stock, par
                                    value $1.00 per share.
Number of Shares Sought........     87,719 of the 750,000 Shares outstanding as
                                    of December 3, 1999.
Purchase Price.................     $57.00 net per Share.
Expiration Date of Offer.......     Monday, January 10, 2000, at 12:00 midnight
                                    Eastern time, unless extended by the
                                    Company.
How to Tender Shares...........     See Section 3. For further information, call
                                    the Company or consult your broker for
                                    assistance.
Proration......................     In the event more than 87,719 Shares have
                                    been validly tendered and not withdrawn on
                                    or prior to the Expiration Date, the
                                    purchase of Shares will be subject to
                                    proration. After the purchase of "Odd Lot"
                                    Shares as described below, Shares will be
                                    purchased on a pro rata basis.
Odd Lot Owners.................     There will be no proration of Shares
                                    tendered by any stockholder beneficially
                                    owning less than 100 Shares as of the close
                                    of business on December 3, 1999, and as of
                                    the Expiration Date, who tenders all such
                                    Shares and completes the box captioned "Odd
                                    Lots" on the Letter of Transmittal.
Withdrawal Rights..............     Tendered Shares may be withdrawn at any time
                                    until the Expiration Date of the Offer and,
                                    unless previously purchased, after February
                                    2, 2000.
Purpose of the Offer...........     The Company believes that the purchase of
                                    Shares is an attractive use of a portion of
                                    the Company's available capital and will
                                    afford those stockholders who desire
                                    liquidity an opportunity to sell all or a
                                    portion of their Shares.
Brokerage Commission...........     Not payable by stockholders. In addition,
                                    stockholders tendering Odd Lots will avoid
                                    the applicable odd lot discount payable in a
                                    sale of Shares in a transaction effected on
                                    a securities exchange.
Stock Transfer Tax.............     None, except as provided in Instruction 5 to
                                    the Letter of Transmittal.
Payment Date...................     As promptly as practicable after the
                                    Expiration Date of the Offer.
Further Information............     Any questions, requests for assistance or
                                    requests for additional copies of this Offer
                                    to Purchase, the Letter of Transmittal or
                                    other tender offer materials may be directed
                                    to the Company, 701-705 LaSalle Street, P.O.
                                    Box 657, Ottawa, Illinois 61350, Telephone:
                                    (815) 434-0044.
Dividend.......................     Record holders of Shares as of December 1,
                                    1999 who sell Shares pursuant to the Offer will be entitled to receive the regular semi-annual dividend of $1.00 per Share and the special dividend of $1.00 per Share which are payable on January 1, 2000. See
                                    Section 8.

To the Holders of Shares of Common Stock of
First Ottawa Bancshares, Inc.:


INTRODUCTION

         First Ottawa Bancshares, Inc., a Delaware corporation (the "Company"), invites its stockholders to tender up to 87,719 shares of its Common Stock, par value $1.00 per share (the "Shares"), at a price, net to the seller in cash, without interest thereon, of $57.00 per Share, upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (which together constitute the "Offer").

         The Company has determined a per Share price of $57.00 (the "Purchase Price") that it will pay for the Shares validly tendered pursuant to the Offer and not withdrawn. The Company will purchase all Shares up to a maximum of 87,719 Shares validly tendered and not withdrawn on or prior to the Expiration Date (as defined in Section 1), upon the terms and subject to the conditions of the Offer, including the provisions relating to proration and conditional tenders described below. The Purchase Price will be paid in cash, net to the seller, without interest thereon, with respect to all Shares purchased. Record holders of Shares as of December 1, 1999, who sell Shares pursuant to the Offer will be entitled to receive the regular semi-annual dividend of $1.00 per Share and the special dividend of $1.00 per Share which are payable on January 1, 2000. See Section 8. Shares not purchased because of proration and Shares that were conditionally tendered and not accepted for purchase will be returned.

         THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE COMPANY RESERVES THE RIGHT, HOWEVER, TO SO CONDITION THE OFFER. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.

         If more than 87,719 Shares have been validly tendered and not withdrawn on or prior to the Expiration Date, the Company will purchase Shares first from stockholders who owned beneficially as of the close of business on December 3, 1999, and continue to own beneficially as of the Expiration Date, an aggregate of fewer than 100 Shares who properly tender all their Shares, and then on a pro rata basis from all other Stockholders who validly tender Shares. See Sections 1, 2 and 6. Tendering stockholders will not be obligated to pay brokerage commissions, solicitation fees or, subject to the Instructions to the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Company. The Company will pay the expenses incurred in connection with the Offer, including the fees of The First National Bank of Ottawa (the "Depositary"). See Section
17. ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE AND SIGN THE SUBSTITUTE FORM W-9 THAT IS INCLUDED IN THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING EQUAL TO 31% OF THE GROSS PROCEEDS PAYABLE TO SUCH STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTIONS 3 AND 15.

         THE BOARD OF DIRECTORS HAS APPROVED THE OFFER. NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS, HOWEVER, MAKES ANY

RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER ALL OR ANY SHARES. THE COMPANY HAS BEEN ADVISED THAT CERTAIN OF ITS DIRECTORS AND EXECUTIVE OFFICERS INTEND TO TENDER UP TO AN AGGREGATE 1,500 SHARES PURSUANT TO THE OFFER. SEE
SECTION 12. EACH STOCKHOLDER MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

         As of December 3, 1999, the Company had issued and outstanding a total of 750,000 Shares.

         Questions and requests for assistance may be directed to:

                          First Ottawa Bancshares, Inc.
                        701 LaSalle Street, P.O. Box 657
                             Ottawa, Illinois 61350
                                 (815) 434-0044
                           Attention: Joachim J. Brown

1.       NUMBER OF SHARES; PRORATION.

         Upon the terms and subject to the conditions described herein and in the Letter of Transmittal, the Company will purchase up to 87,719 Shares that are validly tendered on or prior to the Expiration Date (as defined below) (and not properly withdrawn in accordance with Section 4) at a price of $57.00 per Share. The later of 12:00 midnight, Eastern time, on Monday, January 10, 2000, or the latest time and date to which the Offer is extended pursuant to Section 16, is referred to herein as the "Expiration Date." The proration period also expires on the Expiration Date.

         The offer price of $57.00 per share has been set by the Board in light of past trades in the marketplace and current market conditions. The Board has received a fairness opinion from Alex Sheshunoff & Co. Investment Banking that $57.00 per share is a fair price from a financial perspective. Subject to
Section 16, the Company reserves the right to purchase more than 87,719 Shares pursuant to the Offer, but does not currently plan to do so. The Offer is not conditioned on any minimum number of Shares being tendered. The Company reserves the right, however, to so condition the offer. The Offer is, however, subject to certain other conditions. See Section 7.

         All Shares purchased pursuant to the Offer will be purchased at the Purchase Price. All Shares not purchased pursuant to the Offer, including Shares not purchased because of proration, will be returned to the tendering stockholders at the Company's expense as promptly as practicable following the Expiration Date.

         Upon the terms and subject to the conditions of the Offer, if 87,719 or fewer Shares have been validly tendered and not withdrawn on or prior to the Expiration Date, the Company will purchase all such Shares. Upon the terms and subject to the conditions of the Offer, if more than

87,719 Shares have been validly tendered and not withdrawn on or prior to the Expiration Date the Company will purchase Shares in the following order of priority:

                  (a) first, all Shares validly tendered and not withdrawn on or prior to the Expiration Date by or on behalf of any stockholder who owned beneficially, as of the close of business on December 3, 1999, and continues to own beneficially as of the Expiration Date, an aggregate of fewer than 100 Shares and who validly tenders all of such Shares (partial and condition tenders will not qualify for this preference) and completes the box captioned "Odd Lots" on the Letter of Transmittal; and

                  (b) then, after purchase of all of the foregoing Shares, subject to the conditional tender provisions described in Section 6, all other Shares validly tendered and not withdrawn on or prior to the Expiration Date on a pro rata basis, if necessary (with appropriate adjustments to avoid purchases of fractional Shares).

         If proration of tendered Shares is required, (i) because of the difficulty in determining the number of Shares validly tendered, (ii) as a result of the "odd lot" procedure described in Section 2, and (iii) as a result of the conditional tender procedure described in Section 6, the Company does not expect that it would be able to announce the final proration factor or to commence payment for any Shares purchased pursuant to the Offer until approximately seven business days after the Expiration Date. Preliminary results of proration will be announced as promptly as practicable after the Expiration Date. Holders of Shares may obtain such preliminary information from the Company.

         The Company expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. See Section 16. There can be no assurance, however, that the Company will exercise its right to extend the Offer.

         For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern time.

         Copies of this Offer to Purchase and the related Letter of Transmittal are being mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2.       TENDERS BY HOLDERS OF FEWER THAN 100 SHARES.

         Except to the extent that the Company's purchase would result in a "going private" transaction, all Shares validly tendered and not withdrawn at or prior to the Expiration Date by or on behalf of any stockholder who owned beneficially as of the Expiration Date, an aggregate of fewer than 100 Shares, will be accepted for purchase before proration, if any, of other tendered

Shares. Partial or conditional tenders will not qualify for this preference, and it is not available to beneficial holders of 100 or more Shares, even if such holders have separate stock certificates for fewer than 100 Shares. By accepting this Offer, a stockholder owning beneficially fewer than 100 Shares will avoid the payment of brokerage commissions and the applicable odd lot discount payable in a sale of such Shares in a transaction effected on a securities exchange.

         As of December 3, 1999, there were approximately 632 holders of record of Shares. Approximately 144 of these holders of record held individually fewer than 100 Shares and held in the aggregate approximately 5,746 Shares. Because of the large number of Shares held in the names of brokers and nominees, the Company is unable to determine the exact number of beneficial owners of fewer than 100 Shares or the aggregate number of Shares they own. Any stockholder wishing to tender all of his or her Shares pursuant to this Section should complete the box captioned "Odd Lots" on the Letter of Transmittal.

3.       PROCEDURE FOR TENDERING SHARES.

         To tender Shares validly pursuant to the Offer, a properly completed and duly executed Letter of Transmittal or facsimile thereof, together with any required signature guarantees and any other documents required by the Letter of Transmittal, must be received by the Depositary at its address set forth on the last page of this Offer to Purchase and either (i) certificates for the Shares to be tendered must be received by the Depositary at such address or (ii) such Shares must be delivered pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery received by the Depositary), in each case on or prior to the Expiration Date.

         The Depositary will establish an account for its benefit with respect to the Shares at The Depository Trust Company (hereinafter referred to as the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the procedures of the Book-Entry Transfer Facility. Although delivery of Shares may be effected through book-entry transfer, a properly completed and duly executed Letter of Transmittal and or manually signed copy thereof, or an Agent's Message (as defined below), together with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Depositary at its address set forth on the last page of this Offer to Purchase on or prior to the Expiration Date. DELIVERY OF REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY AND WILL NOT CONSTITUTE A VALID TENDER.

         The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against the participant.

         Except as set forth below, all signatures on a Letter of Transmittal must be guaranteed by a firm that is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc., or by a commercial bank, a trust company, a savings bank, a savings and loan association or a credit union which has membership in an approved Signature Guarantee Medallion Program (each of the foregoing being referred to as an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed if (i) the Letter of Transmittal is signed by the registered holder of the Shares (which term, for the purposes of this section, includes any participant in the Book-Entry Transfer Facility whose name appears on a security position listing as the holder of the Shares) tendered therewith and such holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 6 to the Letter of Transmittal.

         THE METHOD OF DELIVERY OF SHARES AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

         TO PREVENT UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING EQUAL TO 31% OF THE GROSS PAYMENTS MADE PURSUANT TO THE OFFER, EACH TENDERING STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTAIN OTHER INFORMATION BY PROPERLY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. FOREIGN STOCKHOLDERS (AS DEFINED IN SECTION 15) MUST SUBMIT A PROPERLY COMPLETED FORM W-8 (WHICH MAY BE OBTAINED FROM THE DEPOSITARY) IN ORDER TO PREVENT BACKUP WITHHOLDING. IN GENERAL, BACKUP WITHHOLDING DOES NOT APPLY TO CORPORATIONS OR TO FOREIGN STOCKHOLDERS SUBJECT TO 30% (OR LOWER TREATY RATE) WITHHOLDING ON GROSS PAYMENTS RECEIVED PURSUANT TO THE OFFER (AS DISCUSSED IN SECTION 15). FOR A DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO TENDERING STOCKHOLDERS, SEE SECTION
15. EACH STOCKHOLDER IS URGED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING HIS, HER OR ITS QUALIFICATION FOR EXEMPTION FROM BACKUP WITHHOLDING AND THE PROCEDURE FOR OBTAINING ANY APPLICABLE EXEMPTION.

         It is a violation of Rule 14e-4 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for a person to tender Shares for his or her own account unless the person so tendering (i) has a net long position equal to or greater than the amount of (x) Shares tendered or (y) other securities immediately convertible into, exercisable or exchangeable for the amount of Shares tendered and will acquire such Shares for tender by conversion, exercise or exchange of such other securities and (ii) will cause such Shares to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender on behalf of another person. The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's representation and warranty that (i) such stockholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act, and (ii) the tender of such Shares complies with Rule 14e-4. The Company's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Company upon the terms and subject to the conditions of the Offer.

         All questions as to the Purchase Price, the form of documents, the number of Shares to be accepted and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders of Shares that it determines are not in proper form or the acceptance for payment of or payment for Shares that may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any defect or irregularity in any tender of any particular Shares. Neither the Company, the Depositary nor any other person is or will be under any duty to give notice of any defect or irregularity in tenders, nor shall any of them incur any liability for failure to give any such notice.

         CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED LETTER OF TRANSMITTAL (OR, IN THE CASE OF A BOOK-ENTRY TRANSFER, AN AGENT'S MESSAGE) AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO THE COMPANY. ANY SUCH DOCUMENTS DELIVERED TO THE COMPANY WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE PROPERLY TENDERED.

4.       WITHDRAWAL RIGHTS.

         Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after 12:00 midnight, Eastern time, February 2, 2000 unless theretofore accepted for payment by the Company as provided in this Offer to Purchase. If the Company extends the period of time during which the Offer is open, is delayed in purchasing Shares or is unable to purchase Shares pursuant to the Offer, the Depositary may, on behalf of the Company, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in this Section 4, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the tender offer shall either pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of the tender offer.

         WITHDRAWAL OF SHARES HELD IN PHYSICAL FORM.

         Tenders of Shares made pursuant to the Offer may not be withdrawn after the Expiration Date, except that they may be withdrawn after 12:00 midnight, Eastern time, February 2, 2000 unless accepted for payment by the Company as provided in this Offer to Purchase. For a withdrawal to be effective prior to that time, a stockholder of Shares held in physical form must provide a written, telegraphic or facsimile transmission notice (followed immediately by original copy) of withdrawal to the Depositary at its address set forth on the last page of this Offer to Purchase before the Expiration Date, which notice must contain: (i) the name of the person who tendered the Shares;
(ii) a description of the Shares to be withdrawn (including the number of Shares being withdrawn); (iii) the certificate numbers shown on the particular certificates evidencing such Shares; (iv) the signature of such stockholder executed in the same manner as the original signatures on the Letter of Transmittal (including any signature guarantee (if such original signatures were guaranteed)); and (v) if such Shares are held by a new beneficial owner, evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Shares. A purported notice of withdrawal which lacks any of the required information will not be an effective withdrawal of a tender previously made.

         WITHDRAWAL OF SHARES HELD WITH THE BOOK-ENTRY TRANSFER FACILITY.

         Tenders of Shares made pursuant to the Offer may not be withdrawn after the Expiration Date, except that they may be withdrawn after 12:00 midnight, Eastern time, February 2, 2000 unless accepted for payment by the Company as provided in this Offer to Purchase. For a withdrawal to be effective prior to that time, a stockholder of Shares held with any of the Book-Entry Transfer Facilities must call such stockholder's broker and instruct such broker to withdraw such tender of Shares and instruct such broker to provide a written, telegraphic or facsimile transmission notice (followed immediately by original copy) of withdrawal to the Depositary on or before the Expiration Date. A purported notice of withdrawal which lacks any of the applicable required information noted above will not be an effective withdrawal of a tender previously made.

         Any permitted withdrawal of a tender of Shares may not be rescinded, and any Shares so withdrawn will thereafter be deemed not validly tendered for purposes of the Offer; provided, however, that withdrawn Shares may be re-tendered by following the procedures for tendering prior to the Expiration Date.

                  All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. Neither the Company, the Depositary nor any other person is or will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

5.       ACCEPTANCE FOR PAYMENT OF SHARES AND PAYMENT OF PURCHASE PRICE.

         Upon the terms and subject to the conditions of the Offer and as promptly as practicable after the Expiration Date, the Company will (subject to the proration and conditional tender provisions of the Offer) accept for payment and pay the Purchase Price for Shares validly tendered and not withdrawn. Thereafter, payment for all Shares validly tendered on or prior to the Expiration Date and accepted for payment pursuant to the Offer will be made by the Depositary by check as promptly as practicable. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or of a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities), a properly completed and duly executed Letter of Transmittal or manually signed copy thereof, with any required signature guarantees, or, in the case of a book-entry delivery an Agent's Message, and any other required documents.

         For purposes of the Offer, the Company shall be deemed to have accepted for payment (and thereby purchased), subject to proration and conditional tenders, shares that are validly tendered and not withdrawn as, if and when it gives oral or written notice to the Depositary of the Company's acceptance for payment of such Shares. In the event of proration, the Company will determine the proration factor and pay for those tendered Shares accepted for payment as soon as practicable after the Expiration Date. However, the Company does not expect to be able to announce the final results of any such proration until approximately seven business days after the Expiration Date. The Company will pay for Shares that it has purchased pursuant to the Offer by depositing the aggregate Purchase Price therefor with the Depositary. The Depositary will act as agent for tendering stockholders for the purpose of receiving payment from the Company and transmitting payment to tendering stockholders. Under no circumstances will interest be paid on amounts to be paid to tendering stockholders, regardless of any delay in making such payment.

         Certificates for all Shares not purchased, including Shares not purchased because of proration and Shares that were conditionally tendered and not accepted, will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained with one of the Book-Entry Transfer Facilities by the participant therein who so delivered such Shares) as promptly as practicable following the Expiration Date without expense to the tendering stockholder.

         Payment for Shares may be delayed in the event of difficulty in determining the number of Shares properly tendered or if proration is required. See Section 1. In addition, if certain events occur, the Company may not be obligated to purchase Shares pursuant to the Offer. See Section 7.

         The Company will pay or cause to be paid any stock transfer taxes with respect to the sale and transfer of any Shares to it or its order pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or a portion of the Shares delivered (whether in certificated form or by book-entry) but not tendered or not purchased are to be registered in the name of, any person other than the registered holder, or if tendered Shares are registered in the name of any person other than the person signing the Letter of Transmittal (unless such person is signing in a representative or fiduciary capacity), the amount of any stock transfer taxes (whether imposed on the registered holder, such other person or otherwise) payable on account of the transfer to such person will be deducted from the Purchase Price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. See Instruction 5 to the Letter of Transmittal.

         ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY AND SIGN THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL (OR, IN THE CASE OF A FOREIGN INDIVIDUAL, A FORM

W-8) MAY BE SUBJECT TO REQUIRED FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAID TO SUCH STOCKHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTION 3.

6.       CONDITIONAL TENDER OF SHARES.

         Under certain circumstances and subject to the exceptions set forth in
Section 1, the Company may prorate the number of Shares purchased pursuant to the Offer. As discussed in Section 15, the number of Shares to be purchased from a particular stockholder might affect the tax treatment of such purchase to such stockholder and such stockholder's decision whether to tender. EACH STOCKHOLDER IS URGED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR. Accordingly, a stockholder may tender Shares subject to the condition that a specified minimum number of such holder's Shares tendered pursuant to a Letter of Transmittal must be purchased if any such Shares so tendered are purchased, and any stockholder desiring to make such a conditional tender must so indicate in the box captioned "Conditional Tender" in such Letter of Transmittal.

         Any tendering stockholders wishing to make a conditional tender must calculate and appropriately indicate such minimum number of Shares. If the effect of accepting tenders on a pro rata basis would be to reduce the number of Shares (tendered pursuant to a Letter of Transmittal) to be purchased from any stockholder below the minimum number so specified, such tender will automatically be regarded as withdrawn (except as provided in the next paragraph) and all Shares tendered by such stockholder pursuant to such Letter of Transmittal will be returned as promptly as practicable thereafter.

         If conditional tenders, that would otherwise be so regarded as withdrawn, would cause the total number of Shares to be purchased to fall below 87,719 then, to the extent feasible, the Company will select enough of such conditional tenders that would otherwise have been so withdrawn to permit the Company to purchase 87,719 Shares. In selecting among such conditional tenders, the Company will select by lot and will limit its purchase in each case to the minimum number of Shares designated by the stockholder in the applicable Letter of Transmittal as a condition to his or her tender.

7.       CERTAIN CONDITIONS OF THE OFFER.

         Notwithstanding any other provision of the Offer, the Company will not be required to accept for payment or pay for any Shares tendered, and may terminate or amend and may postpone (subject to the requirements of the Exchange Act for prompt payment for or return of Shares tendered) the acceptance for payment of Shares tendered, if at any time after December 6, 1999, and at or before acceptance for payment of any Shares any of the following shall have occurred:

                  (a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency or authority or tribunal or any other person, domestic or foreign, or before any court, authority, agency or tribunal that (i) challenges the acquisition of Shares pursuant to the

         Offer or otherwise in any manner relates to or affects the Offer or
         (ii) in the sole judgment of the Company, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries or materially impair the Offer's contemplated benefits to the Company;

                  (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any legislative body, court, authority, agency or tribunal which, in the Company's sole judgment, would or might directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offer, (ii) delay or restrict the ability of the Company, or render the Company unable, to accept for payment or pay for some or all of the Shares, (iii) materially impair the contemplated benefits of the Offer to the Company or (iv) materially affect the business, condition, (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries;

                  (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; (ii) any significant decline in the market price of the Shares or in the general level of market prices of equity securities in the United States or abroad, (iii) any change in the general political, market, economic or financial condition in the United States or abroad that could have a material adverse effect on the Company's business, condition (financial or otherwise), income, operations, prospects or ability to obtain financing generally or the trading in the Shares, (iv) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation on, or any event which, in the Company's sole judgment, might affect the extension of credit by lending institutions in the United States, (v) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, in the Company's sole judgment, a material acceleration or worsening thereof;

                  (d) a tender or exchange offer with respect to some or all of the Shares (other than the Offer), or a merger, acquisition or other business combination proposal for the Company, shall have been proposed, announced or made by another person or group (within the meaning of Section 13(d)(3) of the Exchange Act); or

                  (e) there shall have occurred any event or events that has resulted, or may in the sole judgment of the Company result, directly or indirectly, in an actual or threatened change in the business, condition (financial or other), income, operations, stock ownership or prospects of the Company and its subsidiaries; and, in the sole judgment of the Company, such event or events make it undesirable or inadvisable to proceed with the Offer or with such acceptance for payment.

         The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances (including any action or inaction by the Company) giving rise to any such condition, and any such condition may be waived by the Company, in whole or in part, at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described above will be final and binding on all parties.

         Acceptance of Shares validly tendered in the Offer is subject to the condition that, as of the Expiration Date, and after giving pro forma effect to the acceptance of Shares validly tendered, the Company would continue to have at least 300 stockholders. This condition may not be waived.

         The Exchange Act requires that all conditions to the Offer must be satisfied or waived before the Expiration Date.

8.       PRICE OF SHARES; DIVIDENDS; VALUATION OPINION.

         The Shares are not traded on any national or regional securities exchange and there is no established public trading market for the Shares. Transactions in the Shares have been infrequent. As of December 3, 1999, the Company had approximately 632 stockholders of record. To the knowledge of the Company's management, since January 1, 1994, an aggregate of approximately 390,760 Shares were transferred in approximately 513 separate transactions. These Share transfers represent both transfers for consideration (i.e., sales) and transfers for no consideration (e.g., gifts, estate transfers, etc.). The Company's management is unable to differentiate such transfers and has limited knowledge of the sale prices for transfers involving consideration.

         The following table sets forth dividends paid per Share on the dates indicated:

                           DATE                         DIVIDENDS
                           January 1, 1996                $1.50
                           July 1, 1996                   $0.50
                           January 1, 1997                $2.00
                           July 1, 1997                   $1.00
                           January 1, 1998                $2.00
                           July 1, 1998                   $1.00
                           January 1, 1999                $2.00
                           July 1, 1999                   $1.00
                           January 1, 2000*               $2.00

                            * The Board has declared a regular semi-annual dividend of $1.00 per Share and a special dividend of $1.00 per Share which are payable to record holders as of December 1, 1999 on January 1, 2000.

Record holders of Share as of December 1, 1999 who sell Shares pursuant to the Offer will be entitled to receive the regular semi-annual dividend of $1.00 per Share and the special dividend of $1.00 per Share which are payable on January 1, 2000.

         The offer price of $57.00 per share has been set by the Board in light of past trades in the marketplace and current market conditions. The Board retained Alex Sheshunoff & Co. Investment Banking ("Alex Sheshunoff") to provide a fairness opinion that the $57.00 per share Purchase Price was fair from a financial perspective to the Company's stockholders. On July 14, 1999, Alex Sheshunoff provided an opinion letter stating that the Purchase Price was fair from a financial perspective to the Company's stockholders. This opinion was subsequently updated as of November 29, 1999.

9.       BACKGROUND; PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER.

         The Company believes that the purchase of Shares is an attractive use of a portion of the Company's available capital on behalf of its stockholders and is consistent with the Company's long-term goal of increasing stockholder value. The Company's Board of Directors has determined that, taking into account the availability of funds for the Company's current and strategic needs, the Company has funds available for the purchase of Shares, which some stockholders may wish to sell and for which no ready market is available. The Offer is also responsive to requests that have been made from time to time by stockholders to obtain liquidity for their Shares. Because the Company does not have any current intent to provide liquidity to stockholders pursuant to a sale of the Company or public offering of the Shares, the Offer affords those stockholders who desire liquidity an opportunity to sell all or a portion of their Shares.

         In order to assist the Company in valuing the Shares for the purposes of the Offer, the Company retained Alex Sheshunoff as appraiser to express an opinion as to the fair market value of the Shares. The opinion of Alex Sheshunoff, dated July 14, 1999 and updated as of November

29, 1999, concluded that in current market conditions a price of $57.00 per share is fair from a financial perspective.

         Stockholders who do not tender their Shares pursuant to the Offer and stockholders who otherwise retain an equity interest in the Company as a result of a partial tender of Shares or a proration pursuant to Section 1 of the Offer will continue to be owners of the Company with the attendant risks and rewards associated with owning the equity securities of the Company.

         Stockholders who determine not to accept the Offer will realize a proportionate increase in their relative equity interest in the Company and, thus, in the Company's earnings and assets, subject to any risks resulting from the Company's purchase of Shares and the Company's ability to issue additional equity securities in the future. In addition, to the extent the purchase of Shares pursuant to the Offer results in a reduction of the number of stockholders of record, the Company's costs for services to stockholders may be reduced. Finally, the Offer may affect the Company's ability to qualify for pooling-of-interests accounting treatment.

         If fewer than 87,719 Shares are purchased pursuant to the Offer, the Company may repurchase the remainder of such Shares on the open market, in privately negotiated transactions or otherwise. In the future, the Company may determine to purchase additional Shares on the open market, in privately negotiated transactions, through one or more tender offers or otherwise. Any such purchases may be on the same terms as, or on terms which are more or less favorable to stockholders than, the terms of the Offer. Any future purchases of Shares by the Company would depend on many factors, including the market price of the Shares, the Company's business and financial position, and general economic and market conditions.

         Shares the Company acquires pursuant to the Offer will be restored to the status of authorized and unissued Shares, or placed in the Company's treasury, and will be available for the Company to issue without further stockholder action for purposes including, but not limited to, the acquisition of other businesses, the raising of additional capital for use in the Company's business and the satisfaction of obligations under existing or future employee benefit plans. The Company has no current plans for reissuance of the Shares repurchased pursuant to the Offer.

         NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER ALL OR ANY SHARES. THE COMPANY HAS BEEN ADVISED THAT CERTAIN OF ITS DIRECTORS AND EXECUTIVE OFFICERS INTEND TO TENDER UP TO AN AGGREGATE 1,500 SHARES PURSUANT TO THE OFFER. SEE SECTION 12. EACH STOCKHOLDER MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

10.      CERTAIN INFORMATION CONCERNING THE COMPANY.

         GENERAL.

         The Company, which was incorporated in the State of Delaware in August, 1999, is the holding company for The First National Bank of Ottawa (the "Bank"). The Bank is a national banking association located in Ottawa, Illinois. The Bank conducts a general banking business embracing most of the services, both commercial and consumer, which banks may lawfully provide, including the following principal services: the acceptance of deposits for demand, savings and time accounts and the servicing of such accounts; commercial, agricultural, consumer and real estate lending, including installment loans, personal lines of credit and overdraft protection; trust operations; farm management; safe deposit operations; and an extensive variety of additional services tailored to the needs of individual customers, including the sales of travelers' checks, cashiers' checks and foreign currency and other special services. Loans, both commercial and consumer, are provided on either a secured or unsecured basis to corporations, partnerships and individuals. Commercial lending covers such areas as business, industry, capital, agriculture, inventory and real estate, with the latter including residential properties. Consumer loans are made for a variety of purposes including automobile purchases, recreational vehicle purchases, consumer goods, installment loans and other types of loans.

         The Bank is subject to examination and supervision by the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation. The Company, as a bank holding company, is subject to examination and supervision by the Board of Governors of the Federal Reserve System.

         The Company's principal executive offices are located at 701-705 LaSalle Street, Ottawa, Illinois 61350 and its telephone number is (815) 434-0044.

         SUMMARY HISTORICAL FINANCIAL DATA AND SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA.

         The historical financial data set forth in Schedule A has been derived from the financial statements of the Company. The data should be read in conjunction with the financial statements and notes thereto included in the Company's Annual Report for the year ended December 31, 1998 and the Company's Quarterly Report for the quarter ended September 30, 1999. Copies of the Annual Report and Quarterly Report may be obtained from the Company. The statement of income data for the years ended December 31, 1998 and 1997 and the balance sheet data as of the same dates have been derived from the audited financial statements of the Company. The statement of income data for the nine months ended September 30, 1999 and 1998 and the balance sheet data as of September 30, 1999 and 1998 have been derived from the unaudited financial statements of the Company which, in the opinion of management, include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of financial position and results of operations for such periods. Operating results for the nine months ended September 30, 1999 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1999.

         The summary unaudited pro forma financial data set forth in Schedule B has been derived from the historical financial statements of the Company adjusted for certain costs and expenses to be incurred as a result of the purchase of Shares pursuant to the Offer. The summary unaudited pro forma financial data should be read in conjunction with the summary historical financial data included herein. The pro forma balance sheet data are not necessarily indicative of the financial position or results of operations that would have been obtained had the Offer been completed as of the dates indicated.

11.      SOURCE AND AMOUNT OF FUNDS.

         Assuming that the Company purchases 87,719 Shares pursuant to the Offer at a price of $57.00 per Share, the total amount required by the Company to purchase such Shares will be $4,999,983 exclusive of fees and other expenses. The Company will fund such purchase with the proceeds of sales of investment securities.

12. INTEREST OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES.

         As of December 3, 1999, the Company had issued and outstanding 750,000 Shares. The 87,719 Shares that the Company is offering to purchase represent approximately 11.7% of the outstanding Shares. As of December 3, 1999, the Company's directors and executive officers as a group 19 persons) beneficially owned an aggregate of 145,725 Shares representing approximately 19.4% of the outstanding Shares.

         Executive officers and directors of the Company may participate in the Offer on the same basis as the Company's other stockholders. The Company has been advised that certain of its directors and executive officers intend to tender up to an aggregate 1,500 Shares pursuant to the Offer.

         If the Company purchases 87,719 Shares (including all of the Shares that the Company's directors and executive officers intend to tender) pursuant to the Offer, then after the purchase of Shares pursuant to the Offer, the Company's directors and executive officers as a group would beneficially own approximately 21.8% of the outstanding Shares.

         Neither the Company, nor any subsidiary of the company nor, to the best of the Company's knowledge, any of the Company's directors and executive officers, nor any affiliate of any of the foregoing, had any transactions involving the Shares during the 40 business days prior to the date hereof.

         Neither the Company nor, to the best of the Company's knowledge, any of its affiliates, directors or executive officers, or any of the directors or executive officers of any of its affiliates, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any securities of the Company including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

         Except as disclosed in this Offer, the Company has no plans or proposals which relate to or would result in: (a) the acquisition by any person of additional securities of the Company or the disposition of securities of the Company; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries; (c) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (d) any change in the present Board or management of the Company; (e) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company; (f) any other material change in the Company's corporate structure or business; or (g) any change in the Company's Certificate of Incorporation or Bylaws or any actions which may impede the acquisition of control of the Company by any person.

13.      EFFECTS OF THE OFFER ON THE MARKET FOR SHARES.

         The Company's purchase of Shares pursuant to the Offer will reduce the number of Shares and may reduce the number of stockholders. Prior to the Offer, there was no liquid trading market for the Shares and the Company believes that no liquid market will result from the Offer.

14.      CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

         The Company is not aware of any license or regulatory permit that appears to be material to the Company's business that might be adversely affected by the Company's acquisition of Shares as contemplated herein or of any approval or other action by, or any filing with, any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Company as contemplated herein. Should any such approval or other action be required, the Company presently contemplates that such approval or other action will be sought. The Company is unable to predict whether it may determine that it is required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company's obligations under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 7.

15.      CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

         IN GENERAL.

         The following is a discussion of the material United States federal income tax consequences to stockholders with respect to a sale of Shares pursuant to the Offer. The discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), U.S. Department of Treasury regulations, Internal Revenue Service ("IRS") rulings and judicial decisions, all in effect as of the date hereof and all of which are subject to change (possibly with retroactive effect) by subsequent legislative, judicial or administrative action. The discussion does not address all aspects of United States federal income taxation that may be relevant to a particular stockholder in light of such stockholder's particular circumstances or to certain types of holders subject to special treatment under the United States federal income tax laws (such as certain financial institutions, tax-exempt organizations, life insurance companies, dealers in securities or currencies, employee benefit plans or stockholders holding the Shares as part of a conversion transaction, as part of a hedge or hedging transaction, or as a position in a straddle for tax purposes). In addition, the discussion below does not consider the effect of any foreign, state, local or other tax laws that may be applicable to particular stockholders. The discussion assumes that the Shares are held as "capital assets" within the meaning of Section 1221 of the Code. The Company has neither requested nor obtained a written opinion of counsel or a ruling from the IRS with respect to the tax matters discussed below.

         THE TAX DISCUSSION SET FORTH BELOW IS INCLUDED FOR GENERAL INFORMATION ONLY. THE TAX CONSEQUENCES OF A SALE PURSUANT TO THE OFFER MAY VARY DEPENDING UPON, AMONG OTHER THINGS, THE PARTICULAR CIRCUMSTANCES OF THE TENDERING STOCKHOLDER. NO INFORMATION IS PROVIDED HEREIN AS TO THE STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF THE TRANSACTION CONTEMPLATED BY THE OFFER. EACH STOCKHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO THAT STOCKHOLDER TENDERING SHARES PURSUANT TO THE OFFER AND THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS AND RECENT CHANGES IN APPLICABLE TAX LAWS.

         CHARACTERIZATION OF THE SURRENDER OF SHARES PURSUANT TO THE OFFER.

         The surrender of Shares by a stockholder to the Company pursuant to the Offer will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws.

         The United States federal income tax consequences to a stockholder may vary depending upon the stockholder's particular facts and circumstances. Under
Section 302 of the Code, the surrender of Shares by a stockholder to the Company pursuant to the Offer will be treated as a "sale or exchange" of such Shares (rather than as a distribution by the Company with respect to the Shares held by the tendering stockholder) if the receipt of cash upon such surrender (i) is "substantially disproportionate" with respect to the stockholder, (ii) results in a "complete redemption" of the stockholder's interest in the Company, or
(iii) is "not essentially equivalent to a dividend" with respect to the stockholder (each as described below).

         If any of the above three tests is satisfied, and the surrender of the Shares is treated as a "sale or exchange" of such Shares, the tendering stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder and the stockholder's tax basis in the Shares surrendered pursuant to the Offer. Any such gain or loss will be capital gain or loss, and will be long term capital gain or loss if the Shares have been held for more than one year. An individual's net capital gain (I.E., the excess of net long term capital gains over net short-term capital losses) is taxed for United States federal income tax purposes at preferential rates in comparison to the rates imposed on ordinary income (for federal income tax purposes, the maximum rate imposed on individual's net capital gains is 20%).

         If none of the above three tests is satisfied, the tendering stockholder will be treated as having received a distribution by the Company with respect to such stockholder's Shares in an amount equal to the cash received by the stockholder pursuant to the Offer. The distribution will be treated as a dividend taxable as ordinary income to the extent that the Company has accumulated earnings and profits from the current year or prior years (or both). In general, any amount received by a stockholder will be subject to the tax applicable to the stockholder's other income (for United States federal income tax purposes, the maximum rate for individuals is 39.6%). The amount of the distribution in excess of the Company's current or accumulated earnings and profits will be treated as a return of the stockholder's tax basis in the Shares, and then as gain from the sale or exchange of such Shares. The tendering stockholder's basis in the Shares surrendered pursuant to the Offer will not reduce the amount of dividend and generally will be added to such stockholder's basis in his or her remaining Shares, if any.

         CONSTRUCTIVE OWNERSHIP.

         In determining whether any of the three tests under Section 302 of the Code is satisfied, stockholders must take into account not only the Shares that are actually owned by the stockholder, but also Shares that are constructively owned by the stockholder within the meaning of Section 318 of the Code. Under
Section 318 of the Code, a stockholder may constructively own Shares actually owned, and in some cases constructively owned, by certain related individuals or entities and Shares that the stockholder has the right to acquire by exercise of an option or by conversion.

         CONTEMPORANEOUS TRANSACTIONS/PRORATION.

         Each stockholder should be aware that contemporaneous dispositions or acquisitions of Shares by a stockholder or related individuals or entities may affect whether any of the three tests under Section 302 of the Code has been satisfied. Each stockholder should be aware that because proration may occur in the Offer, even if all the Shares actually and constructively owned by a stockholder are tendered pursuant to the Offer, fewer than all of such Shares may be purchased by the Company. Thus, proration may affect whether the surrender by a stockholder pursuant to the Offer will meet any of the three tests under Section 302 of the Code. See Section 6 for information regarding each stockholder's option to make a conditional tender of a minimum number of Shares. A stockholder should consult his or her own tax advisor regarding whether to make a conditional tender of a minimum number of Shares, and the appropriate calculation thereof.

         SECTION 302 TESTS.

         The receipt of cash by a stockholder will be "substantially disproportionate" if (i) after the sale, the stockholder actually and constructively owns less than 50% of the total combined voting power of all classes of stock entitled to vote; (ii) the percentage of the outstanding voting stock in the Company actually and constructively owned by the stockholder immediately following the surrender of Shares pursuant to the Offer is less than 80% of the percentage of the outstanding voting stock in the Company actually and constructively owned by such stockholder immediately before the sale of Shares pursuant to the Offer; and (iii) the percentage of outstanding shares of common stock (whether voting or nonvoting) in the Company actually and constructively held by the stockholder immediately following the surrender of Shares pursuant to this Offer is less than 80% of the percentage of the outstanding shares of common stock (whether voting or nonvoting) in the Company actually and constructively held by the stockholder immediately prior to the surrender of Shares pursuant to this Offer. A stockholder's percentage ownership of common stock in the Company for purposes of applying clause (iii) of the preceding sentence is determined using the fair market value of each share.

         The receipt of cash by a stockholder will be a "complete redemption" if either (i) the stockholder owns no Shares in the Company either actually or constructively immediately after the Shares are surrendered pursuant to the Offer, or (ii) the stockholder actually owns no Shares in the Company immediately after the surrender of Shares pursuant to the Offer and, with respect to Shares constructively owned by the stockholder immediately after the Offer, the stockholder is eligible to waive (and effectively waives) constructive ownership of all such Shares under procedures described in Section 302(c) of the Code.

         Even if the receipt of cash by a stockholder fails to satisfy the "substantially disproportionate" test or the "complete redemption" test, a stockholder may nevertheless satisfy the "not essentially equivalent to a dividend" test if the stockholder's surrender of Shares pursuant to the Offer results in a "meaningful reduction" in the stockholder's proportionate interest in the Company. Whether the receipt of cash by a stockholder will be "not essentially equivalent to a dividend" will depend upon the individual stockholder's facts and circumstances. The IRS has indicated in published rulings that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a "meaningful reduction."

         CORPORATE STOCKHOLDER TREATMENT.

         Stockholders that are corporations will be subject to tax at the corporation's regular tax rate on any capital gain recognized (for United States federal income tax purposes, the maximum rate for corporations is 35%). If a sale of Shares by a corporate stockholder is treated as a dividend, the corporate stockholder will also be subject to tax on the dividend at the corporation's regular tax rate. However, if the sale is treated as a dividend, a corporate stockholder may be entitled (subject to certain limitations) to claim the appropriate dividends-received as a deduction under Section 243 of the Code (generally 70% for corporations that own less than 20% of the distributing corporation).

         In addition, amounts received by a corporate stockholder pursuant to the Offer that are treated as a dividend may constitute an "extraordinary dividend" under Section 1059 of the Code. Generally, an "extraordinary dividend" is a dividend that (i) equals or exceeds 10% of the stockholder's basis in the Shares (treating all dividends having ex-dividend dates within an 85-day period as a single dividend) or (ii) exceeds 20% of the stockholder's adjusted basis in the Shares (treating all dividends having ex-dividend dates within a 365-day period as a single dividend). If applicable, a corporate stockholder, which held its Shares for two years or less on the date of the Offer, would be required under Section 1059(a) of the Code to reduce its basis (but not below zero) in its Shares by the non-taxed portion of the extraordinary dividend (I.E., the portion of the dividend for which a deduction is allowed), and if such portion exceeds the stockholder's tax basis for its Shares, to treat the excess as gain from the sale of such Shares in the year in which a sale or disposition of such Shares occurs (which, in certain circumstances, may be the year in which Shares are sold pursuant to the Offer).

         ESTIMATED TAX PAYMENTS.

         Stockholders should consult their own tax advisors regarding any possible impact on their obligation to make estimated tax payments as a result of the recognition of any capital gain (or the receipt of any ordinary income) caused by the surrender of any Shares to the Company pursuant to the Offer.

         FOREIGN STOCKHOLDERS.

         The Company will withhold United States federal income tax at a rate of 30% from gross proceeds paid pursuant to the Offer to a foreign stockholder or his agent, unless the company determines that a reduced rate of withholding is applicable pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business by the foreign stockholder within the United States. For this purpose, a foreign stockholder is any stockholder that is not
(i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States, or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source. Without definite knowledge to the contrary, the Company will determine whether a stockholder is a foreign stockholder by reference to the stockholder's address. A foreign stockholder may be eligible to file for a refund of such tax or a portion of such tax if such stockholder (i) meets the "complete redemption," "substantially disproportionate" or "not essentially equivalent to a dividend" tests described above, (ii) is entitled to a reduced rate of withholding pursuant to a treaty and the Company withheld at a higher rate, or (iii) is otherwise able to establish that no tax or a reduced amount of tax was due. In order to claim an exemption from withholding on the ground that gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business by a foreign stockholder within the United States or that the foreign stockholder is entitled to the benefits of a tax treaty, the foreign stockholder must deliver to the Depositary (or other person who is otherwise required to withhold United States tax) a properly executed statement claiming such exemption or benefits. Such statements may be obtained from the Depositary.

         BACKUP WITHHOLDING.

         SEE SECTION 3 WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING.

16.      EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS.

         The Company expressly reserves the right, in its sole discretion and at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. There can be no assurance, however, that the Company will exercise its right to extend the Offer. During any such extension, all Shares previously tendered will remain subject to the Offer, except to the extent that such Shares may be withdrawn as set forth in Section 4. The Company also expressly reserves the right, in its sole discretion, (i) to terminate the Offer and not accept for payment any Shares not theretofore accepted for payment or, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 7 hereof, by giving oral or written notice of such termination to the Depositary and making a public announcement thereof and (ii) at any time, or from time to time, to amend the Offer in any respect. Amendments to the Offer may be effected by public announcement. Without limiting the manner in which the Company may choose to make public announcement of any extension, termination or amendment, the Company shall have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement, except in the case of an announcement of an extension of the Offer, in which case the Company shall have no obligation to publish, advertise or otherwise communicate such announcement other than by issuing a notice of such extension by press release or other public announcement, which notice shall be issued no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date.

         If the Company materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the offer to the extent required by law. Those rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price, change in dealer's soliciting fee or change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. In a published release, the United States Securities and Exchange Commission has stated that in its view, an offer should remain open for a minimum of five business days from the date that notice of such a material change is first published, sent or given. The Offer will continue or be extended for at least ten business days from the time the Company publishes, sends or gives to holders of Shares a notice that it will (a) increase or decrease the price it will pay for Shares or (b) increase (except for an increase not exceeding 2% of the outstanding Shares) or decrease the number of Shares it seeks.

17.      FEES AND EXPENSES.

         Alex Sheshunoff has been retained by the Company to render a written opinion as to the valuation and to render a fairness opinion in connection with the contemplated stock repurchase. The fairness opinions are included in Schedule C. For its services, Alex Sheshunoff has been paid $20,000 upon delivery of the written fairness opinion. In addition, Alex Sheshunoff has been or will be reimbursed for its reasonable out-of-pocket expenses. The Company has agreed to indemnify Alex Sheshunoff and its affiliates from and against any losses, expenses, claims, damages, or liabilities relating to or arising out of the engagement or the performance thereof.

         The Company has retained The First National Bank of Ottawa as Depositary in connection with the offer. The Depositary will receive reasonable and customary compensation for their services and will also be reimbursed for certain out-of-pocket expenses. The Company has agreed to indemnify the Depositary against certain liabilities, including certain liabilities under the federal securities laws, in connection with the Offer. The Depositary has not been retained to make solicitations or recommendations in connection with the Offer.

         The Company will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. The Company will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and customary handling and mailing expenses incurred by them in forwarding materials relating to the Offer to their customers.

18.  MISCELLANEOUS.

         The Offer is being made to all holders of Shares. The Company is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to a valid state statute. If the Company becomes aware of any valid state statute prohibiting the making of the Offer, the Company will make a good faith effort to comply with such statute. If, after such good faith effort, the Company cannot comply with such statute, the Offer will not be made to, nor will tenders be accepted from or on behalf of, holders of Shares in such state. In those jurisdictions whose securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Company by one or more registered brokers or dealers licensed under the laws of such jurisdiction.


                                                FIRST OTTAWA BANCSHARES, INC.


December 6, 1999

                                                    SCHEDULE A

                                     SUMMARY HISTORICAL FINANCIAL INFORMATION

                                                            (audited)                         (unaudited)

                                                            Year Ended                     Nine Months Ended
                                                           December 31,                      September 30,
                                                  -------------------------------    -------------------------------
                                                      1997             1998              1998              1999
                                                  -------------    --------------    -------------     -------------
                                                                (In thousands, except per share data)
STATEMENTS OF INCOME DATA:
Interest income                                        $16,989           $17,055          $12,570           $12,173
Interest expense                                         8,519             8,651            6,435             6,182
Net interest income                                      8,470             8,404            6,135             5,991
Provision for loan losses                                  480               460              270               270
Noninterest income                                       1,372             1,905            1,367             1,277
Noninterest expense                                      5,884             6,347            4,509             4,538
Provision for income taxes                                 696               543              585               419
Net income                                               2,782             2,959            2,138             2,041
Earnings per share
(750,000 shares outstanding)                              3.71              3.95             2.85              2.72


                                                        As of December 31,                As of September 30,
                                                  -------------------------------    -------------------------------
                                                      1997             1998              1998              1999
                                                  -------------    --------------    -------------     -------------
                                                                       (Dollars in thousands)
BALANCE SHEETS DATA:
Securities available for sale                         $107,363          $116,823         $108,526           $95,066
Total assets                                           243,417           249,674          246,339           236,792
Loans, net                                             120,626           118,335          117,679           126,630
Deposits                                               194,502           194,629          198,488           190,090
Total liabilities                                      214,925           220,415          216,211           208,736
Total shareholders' equity                              28,492            29,259           30,128            28,056


SELECTED FINANCIAL RATIOS:
Return on average assets (1)                             1.20%             1.23%            1.20%             1.13%
Return on average equity (1)                             9.94%            10.11%           10.15%             9.42%
Average equity to average assets                        12.08%            12.16%           11.80%            12.03%

NOTES TO SUMMARY HISTORICAL FINANCIAL INFORMATION

(1)  September 30 ratios are annualized.

                                                    SCHEDULE B

                                          PRO FORMA FINANCIAL INFORMATION

                                                                        Nine Months Ended September 30, 1999
                                                           ----------------------------------------------------------------
                                                                                      Pro Forma             Pro Forma
                                                              Historical           Adjustments (1)         (unaudited)
                                                           ------------------     ------------------    -------------------
                                                                        (In thousands, except per share data)
STATEMENTS OF INCOME DATA:
Interest income                                                      $12,173                 ($312)                $11,861
Interest expense                                                       6,182                                         6,182
Net Interest income                                                    5,991                  (312)                  5,679
Provision for loan losses                                                270                                           270
Noninterest income                                                     1,277                                         1,277
Noninterest expense                                                    4,538                                         4,538
Provision for income taxes                                               419                  (106)                    313
Net income                                                             2,041                  (206)                  1,835
Earnings per share
(750,000 shares outstanding, 662,281 pro forma
shares outstanding)                                                     2.72                                          2.77

                                                                              As of September 30, 1999
                                                           ----------------------------------------------------------------
                                                                                      Pro Forma             Pro Forma
                                                              Historical           Adjustments (1)         (unaudited)
                                                           ------------------     ------------------    -------------------
                                                                               (Dollars in thousands)
BALANCE SHEETS DATA:
Securities available for sale                                        $95,066                (5,000)                $90,066
Total assets                                                         236,792                (5,000)                231,792
Loans, net                                                           126,630                                       126,630
Deposits                                                             190,090                                       190,090
Total liabilities                                                    208,736                                       208,736
Total shareholders' equity                                            28,056                (5,000)                 23,056


SELECTED FINANCIAL RATIOS:
Return on average assets (2)                                           1.13%                                         1.04%
Return on average equity (2)                                           9.42%                                        10.24%
Average equity to average assets                                      12.03%                                        10.16%

NOTES TO PRO FORMA FINANCIAL INFORMATION

(1) The funds used to purchase the 87,719 shares at $57.00 per share for $5,000,000 will be obtained from the proceeds of sales of investment securities. It is assumed these investment securities will have an effective yield of 6.232% ($5,000,000 x 6.232%=$311,600). A tax rate of 34%
     is assumed ($311,600 x 34%=$105,944). The income statement data reflects the reduction in interest income on the investment securities as if the investments were sold on January 1, 1999.

(2)  September 30 ratios are annualized.

                                   SCHEDULE C


              [Alex Sheshunoff & Co. Investment Banking Letterhead]

                                  July 14, 1999



Board of Directors
First National Bank of Ottawa
701 LaSalle Street
Ottawa, Illinois 61350

Members of the Board:

First National Bank of Ottawa (the "Company") has approved a Tender Offer (the "Offering") to purchase a maximum of 87,719 shares at a price of $57 per share (the "Offer Price"). Except to the extent that the Company's purchase of shares would result in a "going private" transaction, all shares validly tendered by or on behalf of any stockholder who owned an aggregate of less than 100 shares will be accepted for repurchase by the Company before proration of other shares tendered.

You requested Alex Sheshunoff & Co. Investment Banking's ("Sheshunoff's") opinion, as to whether the Offering Price is fair from a financial point of view to the Company's Common Stockholders. In connection with our opinion, Sheshunoff has: (i.) reviewed a draft copy of the Offering Memorandum; (ii.) reviewed certain publicly available financial statements and other information of the Company; (iii.) reviewed certain internal financial statements and other financial and operating data concerning the Company; (iv.) analyzed certain budget and financial projections of the Company prepared by its management; (v.) analyzed the pro forma impact of the Offering on the Company's earnings, book value and tangible book value per share, (vi.) discussed the Company's past and current operations, financial condition, and prospects with its executive management; (vii.) compared the Company from a financial point of view with certain other publicly traded companies (the "Guideline Companies") which Sheshunoff deemed to be relevant; (viii.) reviewed reported market prices and historical trading activity of the Guideline Companies' common stock; (ix.) performed such other analyses and examinations as Sheshunoff has deemed appropriate.

Sheshunoff assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to us by the Company. Sheshunoff did not make an independent evaluation of the assets or liabilities of the Company, nor was Sheshunoff furnished with any such appraisals. Sheshunoff assumed that the Company's budgets and financial forecasts were reasonably prepared and reflect the best currently available estimates and judgments of the Company's management, as to its future financial performance. Sheshunoff assumed such forecasts and projections will be realized in the amounts and at the times contemplated thereby. Sheshunoff assumed that obtaining any necessary regulatory approvals and third party consents for the Offering will not have an adverse effect on the Company.

Sheshunoff is not an expert in the evaluation of loan portfolios for the purpose of assessing the adequacy of the allowance for losses, and assumed that such allowances, for each of the companies, are in the aggregate, adequate to cover such losses. Sheshunoff did not review any individual credit files nor made any independent evaluation, appraisal or physical inspection of the assets or individual properties of the Company. Sheshunoff was not furnished with any such evaluations or appraisals.

Sheshunoff did not assess, nor were we furnished with any assessments, of the Company's compliance with operational and regulatory standards for its data processing and other systems compliance with the Year 2000 capability. If the Company is not in compliance with the year 2000 capability, in accordance with the regulatory timetable, the value of the shares may be adversely impacted.

Sheshunoff's opinion is necessarily based on economic, market and other conditions in effect on, and the information made available to it, as of the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. Sheshunoff assumed that there are no material changes in the Company's assets, financial condition, results of operations, business or prospects since the date of the Company's last financial statements reviewed by it, and that off-balance sheet activities will not materially impact the future financial position or results of operation of the Company.

Sheshunoff's opinion is limited to the fairness, from a financial point of view, to the holders of the Company's Common Stock of the Offering Price. Sheshunoff, expresses no opinion on the Company's underlying business decision to undertake the Offering. This letter, and the opinion expressed herein, do not constitute a recommendation to any stockholder as to the purchase or sale of the Company's common stock. This letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without Sheshunoff's prior written consent.

Based upon and subject to the foregoing, it is Sheshunoff's opinion that, as of the date hereof, the Offering Price is fair from a financial point of view to the Company's shareholders.

                                Very truly yours,

                                /s/  Alex Sheshuoff & Co. Investment Banking

                                ALEX SHESHUNOFF & CO.
                                INVESTMENT BANKING

              [Alex Sheshunoff & Co. Investment Banking Letterhead]


                                November 29, 1999



Board of Directors
First National Bank of Ottawa
701 LaSalle Street
Ottawa, Illinois 61350

Members of the Board:

First National Bank of Ottawa (the "Company") has approved a Tender Offer (the "Offering") to purchase a maximum of 87,719 shares at a price of $57 per share (the "Offer Price"). Except to the extent that the Company's purchase of shares would result in a "going private" transaction, all shares validly tendered by or on behalf of any stockholder who owned an aggregate of less than 100 shares will be accepted for repurchase by the Company before proration of other shares tendered.

You have requested a confirmation of our July 14, 1999 opinion, as to whether the Offering Price is fair from a financial point of view to the Company's Common Stockholders. Based upon our discussion with management, no material changes have occurred in the Company's financial condition to alter our July 14, 1999 opinion that the Offering Price is fair from a financial point of view. As such, it is our opinion that the Offering Price is fair from a financial point of view to the Company's shareholders as of the date of this letter.

Sheshunoff's opinion is necessarily based on economic, market and other conditions in effect on, and the information made available to it, as of the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. Sheshunoff assumed that there are no material changes in the Company's assets, financial condition, results of operations, business or prospects since the date of the Company's last financial statements reviewed by it, and that off-balance sheet activities will not materially impact the future financial position or results of operation of the Company.

Sheshunoff's opinion is limited to the fairness, from a financial point of view, to the holders of the Company's Common Stock of the Offering Price. Sheshunoff expresses no opinion on the Company's underlying business decision to undertake the Offering. This letter, and the opinion expressed herein, do not constitute a recommendation to any stockholder as to the purchase or sale of the Company's common stock. This letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without Sheshunoff's prior written consent.

                                Very truly yours,

                                /s/  Alex Sheshuoff & Co. Investment Banking

                                ALEX SHESHUNOFF & CO.
                                INVESTMENT BANKING

                        The Depositary for the Offer is:

                        The First National Bank of Ottawa


By Mail, Overnight Delivery, or Hand:

                  The First National Bank of Ottawa
                  701-705 LaSalle Street, P.O. Box 657
                  Ottawa, Illinois  61350
                  Attention: Corporate Secretary
                  Facsimile:  (815) 434-1695


         Any questions concerning tender procedures may be directed to the Depositary at (815) 434-0044, Attention: Joachim J. Brown.